AGREEMENT AND PLAN OF REORGANIZATION

On April 13, 2000, a change in control of the Registrant occurred in conjunction with closing under an Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Registrant and Qinnet.Com, Inc. ("Qinnet"), a Delaware corporation.

The closing under the Reorganization Agreement consisted of a cash and stock for stock exchange in which Qinnet acquired all of the issued and outstanding common stock of the Registrant in exchange for the payment of $50,000 and the issuance of 50,000 shares of its common stock. As a result of this transaction, the Registrant became a wholly-owned subsidiary of Qinnet.

The Reorganization was approved by the unanimous consent of the Board of Directors of Qinnet on March 11, 2000. The Reorganization is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Prior to the Agreement, Qinnet had 1,250,497 shares of common stock issued and outstanding. Following the Agreement, Qinnet had 1,300,497 shares of common stock outstanding. Qinnet, formerly known as Telespace Ltd., was incorporated in the State of Delaware on May 31, 1989.

Upon effectiveness of the Reorganization Agreement, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, Qinnet became the successor issuer to Internet Corporation of America, Inc. for reporting purposes under the Securities Exchange Act of 1934 and elects to report under the Act effective March 21, 2000.

A copy of the Reorganization Agreement is filed as an exhibit to this Form 8-K and is incorporated in its entirety herein. The foregoing description is qualified by reference to the full text of the Reorganization Agreement.

QINNET CORPORATE ORGANIZATION

Qinnet is a Delaware corporation that was incorporated on May 31, 1989.

Merger Agreement

Qinnet entered into a merger agreement with Qinnet Holdings Corp. ("Qinnet Holdings") on January 12, 2000 (the "Merger Agreement"). Qinnet Holdings Corp. is a Washington corporation that was incorporated in June, 1999. The Merger Agreement contemplates the merger of Qinnet and Qinnet Holdings (the "Merger").

The Merger Agreement contemplates that Qinnet will issue one share of Qinnet common stock for each share of Qinnet Holdings common stock upon completion of the Merger. Qinnet plans to file a Form S-4 registration statement with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") in order to qualify the issue of the Qinnet common stock to the shareholders of Qinnet Holdings. The closing of the Merger will be subject to approval by the shareholders of Qinnet and Qinnet Holdings. As of April 13, 2000, there are a total of 13,109,100 shares of Qinnet Holdings outstanding. Accordingly, Qinnet will issue a total of 13,109,100 shares of Qinnet common stock upon completion of the Merger.

A copy of the Merger Agreement is filed as an exhibit to this Form 8-K and is incorporated in its entirety herein. The foregoing description is qualified by reference to the full text of the Merger Agreement.

Beijing QinNet Electronic Technologies Co., Ltd. ("Qinnet Beijing")

The business activities of Qinnet Holdings are carried out in China by Beijing QinNet Electronic Technologies Co., Ltd. ("Qinnet Beijing"), a wholly owned subsidiary of Qinnet Holdings. Upon completion of the Merger, Qinnet Beijing will become a subsidiary of Qinnet.

BUSINESS PLAN OF QINNET HOLDINGS

Qinnet Holding's business plan is to acquire and establish Internet Service Providers ("ISPs") and Internet Content Providers ("ICPs") within China. The business objective of Qinnet Holdings is to provide full Internet, electronic business and electronic commerce solutions to government entities, private enterprises and individuals in the various provinces of China. The goal is to achieve exposure, critical mass and scale to the high growth potential of this huge, but largely untapped market. China is considered one of the fastest growing markets for the Internet in the world. Qinnet Holdings plans to assemble a management team that has significant Chinese and North American information technology and business experience in order to implement its business plan. Qinnet Holdings plans to develop its "www.qinnet.com" Internet web site in connection with the expansion of its Qinnet.com business.

Industry Background - Use of the Internet in China

China has embraced the computer/Internet phenomenon. China has the potential to become one of the world's largest markets for Internet and related services as China seeks to catch up with the rest of the industrialized world. Analysts predict China will have between 10 to 13 million Internet users by 2001 and 33 million users by 2003.

The Chinese government recognizes the Internet to be a powerful tool in which to improve China's overall economic competitiveness. There are over 15,000 national-level companies in China which have greater than 1,000 employees and thousands of medium and small companies with more than 100 employees. These entities, plus government ministries and departments at the local and national level, will require access to the web in the very near future.

Factors driving the growth of China's Internet market include:

>> The rapidly increasing number of installed telephone lines; >> Declining access costs making Internet use more affordable; >> High growth rates in the sales of personal computer's and modems; >> The introduction of new access mediums (e.g. set top boxes on television's); >> Greater availability of local, Chinese content; and

>> The government's recognition that the Internet and electronic commerce spur economic growth.

PLAN OF OPERATIONS AND BUSINESS ACQUISITIONS

Qinnet Holdings plans to implement its business plan in three overlapping phases through its subsidiary, Qinnet Beijing:

Phase One - Acquisition of Tjvan, Brainn and Beijing IT

Qinnet Beijing has entered into three arrangements for the acquisition of ISP and ICP businesses in China - tjvan.net (Tianjin), brainninfo.com (Shenyang) and Beijing IT Consulting (Beijing), each of which is discussed below. These three businesses are within relatively close proximity to Beijing, and are the foundation for Qinnet Holdings' expansion plans. These operations have varying strengths in ISP and ICP operations. All are characterized by founders and management who are motivated by the qinnet.com strategy, who have achieved relative success in their individual operations to-date and are located in cities which are likely to see high Internet growth. Qinnet Beijing will acquire 70% of each operation through a local JV and provide capital, technology and management skill for expansion. Each of the three operations have additional management to add to Qinnet Beijing's existing Chinese management capability.

Phase Two - Business Expansion & Integration

Phase Two of the business strategy is to acquire an additional six to eight ISP and ICP business across China by mid 2000. Key target criteria for business to be acquired will be locations with large populations, Internet growth potential and good quality JV partners with strong local connections. Examples include Shanghai, Guangzhou, and Shenzhen. These areas generally are located near the coastal region, have a large number of foreign firms in operation and have a business climate characterized by strong government support. Businesses with a solid local ISP and ICP emphasis and strong, motivated management will be targeted.

Phase Two will also necessitate the integration of the acquisitions under the Qinnet Beijing umbrella. Major web sites will feature elements of commonality while ensuring local flavor and input. Qinnet Beijing should be able to benefit from technology synergies via new hardware and software upgrades. Each acquisition will operate under common business, technical and control parameters established by Qinnet Beijing to monitor performance.

Phase Three - National Rollout

Qinnet Beijing plans to continue acquisitions to truly develop a nation-wide Internet service under the qinnet.com brand name. The technical infrastructure and management systems will have been finalized during Phase Two, allowing
Qinnet Beijing to focus on the rollout of a national IP network and the marketing required for subscriber growth and expansion into IP services.

Planned Revenues

Qinnet Holdings plans to generate revenues from the following:

a)       Dial up and leased line access to individuals and corporate customers:
b) Content related services including web hosting, web design and on-line services.
c)       Electronic commerce services.
d)       IP telephony services.
e)       Data communications services

Acquisition of Tjvan.com in Tianjin

In October 1999, Qinnet Beijing and Tianjin Xiandao Information Network Co., Ltd. ("Tjvan.com") signed an agreement to establish a joint venture company, in which Qinnet Beijing owns 70% of the equity interest, to accelerate growth of Tjvan.com's existing Internet and Internet related business operations. With capital invested by Qinnet Beijing, the two have agreed to upgrade existing equipment, add more lines and strengthen marketing development to increase the current customer base of 8,300 to 20,000 within a year.

Qinnet Beijing has agreed to invest 3 million RMB ($360,000 US) to acquire a 70% equity interest in Tvan.com and to finance Tjvan.com's ISP expansion. Expansion of the partnership with China Unicom will include exclusive ISDN lines and IP Telephony distributorship in Tianjin as well as co-operating and sharing access to each others' web sites and customer base. The joint venture will allow Qinnet Beijing to lever the valuable experience of Tjvan.com for future ISP operations and acquisitions. With the capital injection, the joint venture plans to increase the number of subscribers from 8,300 to greater than 20,000 and 40,000 within two years to become the largest ISP in Tianjin. This user base in a single location will provide a solid foundation for Qinnet's growth.

As the second largest ISP in Tianjin, Tjvan.com has established a strategic alliance with China Unicom Tianjin for ISP dial-up operations. In this exclusive agreement, China Unicom provides the ISP dial-up operation with new infrastructure and DDN/ISDN lines at half price. Tjvan.com provides marketing, customer support, network management and other related business services. The two parties will equally share the operating profit. As of December 31, 1999, Tjvan.com had 8,300 dial-up subscribers with 50% of these being corporate users. The number of subscribers nearly tripled in 6 months. Tianjin city has an estimated 400,000 PC users with 30,000 Internet subscribers.

Acquisition of Brainninfo.com in Shenyang

Qinnet Beijing has entered into a joint venture agreement with Shenyang Brainn Information Co., Ltd. ("Braininfo.com") to establish a joint venture company to accelerate Brainninfo.com's Internet business development. Qinnet Beijing now owns the controlling interest in the joint venture company, called Shenyang Qinnet-Brainn Information Technologies Company Ltd. The business plan for this joint venture is to: (1) add equipment to expand its service capacity to serve over 2,000 corporate/individual subscribers; (2) construct 50 data information stations across the City of Shenyang; and (3) jointly establish the e-book online service to become the first online book sales web site in the Liaoning Province.

Brainninfo.com is connected to Jitong (China GBNet) and comprises customer service, research & development, web design, technical support and international business staff. All key staff are university graduates with Bachelor, Masters or Ph.D. degrees. In one year Brainninfo.com developed over 20 web sites and e-commerce models including the following:

Liaoning Food Web (www.infood.org),
Liaoning Consumer Association Web (www.ln315.org.cn)
China Art & Handcraft Web (www.netdragon.com.cn)
Liaoning Education Publishers Web (www.edupress.com)
Shenyang Electronics Street Information Web (www.brainninfo.com)

The major web sites developed are Liaoning Food Web and Shenyang Electronics Street Information Web, as well as a "Web City" (under development and partially in use) which publishes the latest information on real estate in Shenyang. The Shenyang Electronics Street Information Web publishes the latest prices of computer hardware and software daily for 3,500 computer stores along the "Electronics Street" in Shenyang. Other web sites under development include job-hunting and housing information.

Brainninfo.com is currently negotiating with the largest book publishing house in the Northeast of China to establish an online book sales operation.
Brainninfo.com has also developed and patented software for online bookstores which can be sold to any bookstore that wants to go on-line.

Greater Shenyang is one of the largest cities in China with a population over 10 million. It is the capital of Liaoning province, the industrial and hi-tech center of Northeast China. Greater Shenyang includes 7 large cities with over million people each located in close proximity to each other (Fushun, Fuxin, Dalian, Yingkou, Anshan, and Benxi).

Acquisition of Beijing IT Consulting Co., Ltd. in Beijing

Qinnet Beijing has entered into an agreement to acquire Beijing IT Consulting Co., Ltd. ("BITC"). BITC created two web sites a year ago. These two web sites, www.cheyou.com ("cheyou" in Chinese means "Friends of Automobiles") and www.xinxi.net ("xinxi" in Chinese means "Information"), were designed to provide services for over 1,000 registered corporate customers and receive over 20,000 page views per day in the Chinese auto industry and the general public.

Since Qinnet Beijing is also headquartered in Beijing, Qinnet Beijing and BITC have agreed to merge the two operations in one at the BQET's locations at Suite 630, Anhua Building, Anwai St., Beijing.

Additional Financing Required

Qinnet Holdings will require additional equity financing in order to achieve its stated plan of operations. The business plan of Qinnet Holdings may differ from the stated plan of operations. Qinnet Holdings may decide not to pursue the stated plan of operations. In addition, the Qinnet Holdings may modify the stated plan of operations based on the available amount of financing in the event that Qinnet Holdings cannot achieve the required equity financings to complete the stated plan of operations. Qinnet Holdings does not have any arrangement in place for any debt or equity financing which would enable Qinnet Holdings to meet the stated plan of operations.

The Registrant believes the above statements may be forward-looking statements. Actual results and the actual plan of operations may differ materially from what is stated above. Factors which may cause the actual results of the Registrant or its actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, changes in the Internet business or general economic conditions and those other factors identified herein.

Competition

While at least several hundred ISP's were established in the mid 1990's, only a few today can claim any meaningful level of subscribers. No major entity has emerged as a nationwide, unified provider of ISP and ICP services. China Telecom, via its ChinaNet 163 and 169 services, dominates the ISP market. The term "ChinaNet" does not describe a single ISP, with one management or ownership structure. ChinaNet is in fact an umbrella brand used by a family of ISP's owned and operated by the provincial telecom authorities ("PTA's"). These ISP's have traditionally acted as autonomous and un-coordinated operating units that has limited the effectiveness of ChinaNet's nationwide capabilities. The biggest obstacle to the offering of a coordinated and consistent "ChinaNet" ISP service is not capital or bandwidth, but the lack of a customer service orientation, inadequate management resources and an inefficient and unreliable billing and clearing system. The ChinaNet brand is still immature and it is not clear that it will ever develop into a real brand name for ISP service.

In early 1999, several leading, independent ISP's signed up as resellers of ChinaNet services. These ISP's (including China Online, Infohighway and Homeway) have effectively given up in their attempts to operate separately in competition against China Telecom.

In early 2000, Singapore's Pacific Internet (Nasdaq: PCNTF) announced a JV with Thakral Corporation to offer technical, marketing and management services to licensed Chinese ISP's. Pacific Internet has ISP interests in Singapore, India, Thailand the Philippines. Its investment in China is evidence that interest in the Chinese ISP market is increasing significantly.

No single ISP has emerged in China as a leading, nationwide ISP service. This has been due to numerous factors including lack of capital, lack of skilled management resources and the cost disadvantages imposed by China Telecom.

Government Regulation

Overall regulation of the Internet in China is unclear, a situation which has been exacerbated by the number of (government) players seeking to exert control over this fast growing sector. Prior to the creation of the Ministry of Industry and Information (MII) in March 1999, the Ministry of Post and Telecommunications plus various provincial government authorities were responsible for the granting of ISP licenses. These licenses were granted in the early to mid 1990's and usually had a 5 year duration. With this 5 year period starting to expire, many ISP's now are required to go to their respective Bureau of Industry and Information for renewal and extension. Whilst there is no clear framework established under the MII system, ISPs may receive new 5 year licenses upon application.

Among other things, the recently created MII is responsible for:

>> Setting upper limits on the access charges which ISPs can charge consumers; >> Establishing the DDN charges ISPs must pay to China Telecom; >> Establishing the framework in which China Telecom's regulated monopoly is to be disbanded; >> Enhancing the level of local competition in China's telecommunications industry.

ISPs and portal sites serving the mainland China market need to ensure that content provided on the net meets certain government requirements - the authorities do not tolerate sites that promote pornography or are deemed anti-government in any manner whatsoever.

DESCRIPTION OF PROPERTY

Qinnet does not own any real property. Qinnet is currently in the process of establishing its head office in Glendale, California. Qinnet anticipates entering into a lease agreement upon Qinnet finding acceptable premises on agreeable terms.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following information sets forth the names of the officers and directors of Qinnet, their present positions with Qinnet, and their biographical information.

Name                     Age                  Office(s) Held
----                     ---                  ----------------
Weiguo Lang                                   Director and President

Scott Houghton                                Director, Secretary and Treasurer


Dr. Weiguo Lang was appointed as President and a director of Qinnet on October 26, 1999. In 1997, Dr. Lang established his first Internet service provider operation in Chengdu, the capital of Sichuan Province, which was one of very few earliest Internet service provider operations in China. Since then, Dr. Lang has pursued and researched various Internet opportunities in China. From 1995 to 1998, Dr. Lang was President of Agro International, a publicly-listed Canadian company. From 1993 thru 1994, he was a senior consultant for International Business for the Canadian International Trade & Development Corporation. Prior to moving to Canada to further his education, Dr. Lang was a division manager in Heilongjiang Province, China from 1984 - 1987. Dr. Lang received M.Sc. and Ph.D. degrees in Engineering from Canada and a B.Sc. degree from China. Most of his work was related to computer programming and mathematical modeling and simulation. Dr. Lang speaks fluent mandarin and resides in both China and Canada.

Scott Houghton was appointed as Secretary and Treasurer and a director of Qinnet on October 26, 1999. Mr. Houghton holds a Mechanical Engineering degree from the University of New Brunswick. Mr. Houghton spent from 1995 to 1998 employed by Turbodyne Technologies Inc. as their head of corporate and investor relations. Previous to this, Mr. Houghton worked in the engineering and manufacturing divisions of Spar Aerospace Ltd., where he was responsible for the design and manufacture of several communications satellites. Mr. Houghton is a director of Four Crown Foods Inc., a Canadian federal corporation which is a reporting issuer under the Securities Exchange Act of 1934. Mr. Houghton has worked with the Four Crown Foods since 1999.




Terms of Office

Directors of Qinnet are appointed for one year terms to hold office until the next annual general meeting of the holders of Qinnet's Common Stock or until removed from office in accordance with Qinnet's by-laws. Officers of Qinnet are appointed by Qinnet's board of directors and hold office until removed by Qinnet's board of directors.

                     REMUNERATION OF OFFICERS AND DIRECTORS

The following table sets forth certain information as to Qinnet's highest paid officers and directors for its first fiscal year ended December 31, 1999. No other compensation was paid or will be paid to any such officers or directors other than the cash compensation set forth above under this Item 6 "Business -
Employees".

                                         Summary Compensation Table

Name of Individual or            Capacities in which                Aggregate
Identity of Group                Remuneration was Received          Remuneration

Weiguo Lang                      Director and President                  NIL

Scott Houghton                   Director and Secretary                  NIL
                                         Treasurer

Officers and Directors           Directors and Officers                  NIL
of Qinnet as a Group


          SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth, as of April 13, 2000, the beneficial ownership of Qinnet's Common Stock by each officer and director of Qinnet, by each person known by Qinnet to beneficially own more than 5% of Qinnet's Common Stock outstanding and by the officers and directors of Qinnet as a group. Except as otherwise indicated, all shares are owned directly.

                           Name and address                  Number of Shares  Percentage of
Title of class             of beneficial owner                of Common Stock   Common Stock(1)


Common Stock               Weiguo Lang                          1,032,000           79.4
                           Director and President
                           Suite B, 2889 152 Ave. N.E.
                           Redmond, WA 98052

Common Stock               Scott Houghton                          NIL              0.0%
                           Director, Secretary
                           and Treasurer
                           Suite 201, 701 West Pender St.
                           Vancouver, British Columbia

Common Stock               All Officers and Directors           1,032,000          79.4%
                           as a Group (2 persons)


--------------------------------------------------------------------------------

(1) Based on 1,300,497 shares of Common Stock of Qinnet issued and outstanding on April 13, 2000.

            Interest of Management and Others in Certain Transactions

Except as disclosed below, none of the following persons has any direct or indirect material interest in any transaction to which Qinnet is a party since the incorporation of Qinnet during the past two years or in any proposed transaction to which Qinnet is proposed to be a party:

         (A)      any director or officer of Qinnet;

         (B)      any proposed nominee for election as a director of Qinnet;

         (C) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to Qinnet's Common Stock; or

         (D) any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of Qinnet.

Qinnet has entered into the Merger Agreement with Qinnet Holdings. Each of Mr. Weiguo Lang, the President and a director of Qinnet, and Mr. Scott Houghton, Secretary and Treasurer and a director of Qinnet, is an officer and a director of Qinnet Holdings. Mr. Lang does not own any of the shares of Qinnet Holdings. Mr. Houghton does not own any of the shares of Qinnet Holdings.

                             COMMON STOCK OF QINNET

Under Qinnet's Certificate of Incorporation, the total number of shares of all classes of stock that Qinnet shall have authority to issue is 50,000,000 shares of common stock, par value $0.00001 per share (the " Common Stock"). As of April 13, 2000, a total of 1,300,497 shares of Common Stock are issued and outstanding.

Common Stock

Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, other than votes for the election of directors. Holders of one percent (1%) of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Qinnet's stockholders. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of Qinnet's Certificate of Incorporation.

Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of Qinnet, all assets and funds of Qinnet remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

Share Purchase Warrants

Qinnet has not issued and does not have outstanding any warrants to purchase shares of the Common Stock.

Options

Qinnet has issued a total of 187,000 options to purchase shares of the Common Stock to its directors, officers and permitted consultants. Each outstanding option is exercisable at a price of $13.00 per share. The options have been granted by Qinnet pursuant to Qinnet's incentive stock option plan.

Convertible Securities

Qinnet has not issued and does not have outstanding any securities convertible into shares of Common Stock or any rights convertible or exchangeable into shares of Common Stock

Transfer Agent

Securities Transfer Corporation of Dallas, Texas is the transfer agent for the Shares.

   Market Price of and Dividends on the Registrant's Common Equity and Other
                              Stockholder Matters

Qinnet's Common Stock is traded on the OTC Bulletin Board under the symbol "QNNTE". The first day in which Qinnet's shares traded was January 12, 2000. The high and the low bid prices for Qinnet's shares for each quarter of actual trading were:

         Quarter                            High                       Low

         January 10, 2000 to                $17.125                    $9.25
         March 31, 2000

         April 1, 2000 to                   $14.00                     $13.00
         April 13, 2000

The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of April 13, 2000, there were 703 registered shareholders of Qinnet.

None of the holders of Qinnet's Common Stock have any right to require Qinnet to register any shares of Qinnet's Common Stock pursuant to the 1933 Act. Qinnet anticipates registering the shares to be issued upon completion of the Merger Agreement by the filing of a Form S-4 registration statement under the Act.

Qinnet has not declared any dividends on its Common Stock since its inception. There are no dividend restrictions that limit Qinnet's ability to pay dividends on Common Stock in Qinnet's Certificate of Incorporation or By-Laws.

                                Legal Proceedings

Qinnet is not currently a party to any legal proceedings.

                  Changes in and Disagreements with Accountants

None.

                     Recent Sales of Unregistered Securities

Qinnet completed the issuance of 50,000 shares of its common stock to Halter Capital Corporation on completion of the Reorganization Agreement. These shares were issued pursuant to Section 4(2) of the Act on April 13, 2000.

Qinnet has granted options to purchase a total of 187,000 shares of Common Stock to its officers, directors, employees and permitted consultants pursuant to Qinnet's incentive stock option plan. Each option is exercisable at a price of $13.00 per share. The options were granted pursuant to Rule 701 of the Act.

Qinnet has not issued any other securities during the past three years.

                    Indemnification of Directors and Officers

The officers and directors of Qinnet are indemnified as provided under the Delaware General Corporation Law and the Bylaws of Qinnet.

The By-laws of Qinnet provide that Qinnet will indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that Qinnet may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that Qinnet shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law,
(ii) the proceeding was authorized by the Board of Directors of Qinnet, (iii) such indemnification is provided by Qinnet, in its sole discretion, pursuant to the powers vested in Qinnet under the Nevada General Company Law or (iv) such indemnification is required to be made pursuant to the By-laws.

The By-laws of Qinnet provide that Qinnet will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of Qinnet, or is or was serving at the request of Qinnet as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the By-laws of Qinnet or otherwise.

The By-laws of Qinnet provide that no advance shall be made by Qinnet to an officer of Qinnet (except by reason of the fact that such officer is or was a director of Qinnet in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Qinnet.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Form 8-K and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

           RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

AS WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE

Qinnet Holdings commenced business operations in 1999. We are presently in the process of establishing our Internet service provider operations. Accordingly, we have only a limited operating history for you to evaluate our business. You must consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to: (i) compete acquisitions of Internet service provider business in China; (ii) attract the Chinese community to use our Internet service provider operations; (iii) enter into agreements with telecommunication providers in China to enable us to provide Internet service provider operations; and (iv) respond effectively to competitive pressures. If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected and our business may fail.

AS WE HAVE NEVER MADE MONEY, WE EXPECT OUR LOSSES TO CONTINUE

We have never been profitable. We expect to continue to incur significant losses for the foreseeable future as we will incur increased operating expenses while we complete development of our Internet service provider operations prior to realizing any revenues from our operations. If we are not able to generate significant revenues from our Internet service provider operations, then we may not be able to achieve profitability.

IF WE ARE NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO ESTABLISH OUR BUSINESS, THEN OUR BUSINESS MAY FAIL

Our business plan calls for increased expenses associated with the development and marketing of our Internet service provider operations. We anticipate that revenues from operations will initially not be sufficient to cover these expenses. Accordingly, we will likely have substantial future capital requirements after this offering. There is no assurance that we will be able to obtain additional financing. Obtaining additional financing will be subject to a number of factors, including: (i) market conditions; (ii) our operating performance; and (iii) investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional capital, we may not be able to implement our business plan and our business may fail.

                    RISKS RELATED TO OUR MARKETS AND STRATEGY

IF THE INTERNET IS NOT WIDELY ACCEPTED, OUR BUSINESS WILL SUFFER

We expect to derive a portion of our revenue for the foreseeable future from Internet service provider revenues, and to a lesser extent, from electronic commerce. Electronic commerce and the Internet are new and rapidly evolving markets, particularly in developing nations such as China. If the Internet is not accepted in China, our business will suffer.

OUR BUSINESS OPERATIONS MAY BE ADVERSELY AFFECTED BY SOCIAL AND POLITICAL CONDITIONS IN CHINA

We expect to establish our Internet service provider operations in China and to derive a substantial portion of our revenues from the domestic Chinese market. Social and political conditions in China may be more volatile than in developed countries. This volatility may cause our operations to fluctuate. This volatility could make it difficult for our business to grow, which could have an adverse effect on our stock price. Historically, volatility has been caused by:
(i) significant governmental influence over many aspects of telecommunication industry; (ii) political uncertainty; (iii) unexpected changes in regulatory requirements; (iv) slow or negative growth; (v) imposition of trade barriers. We have no control over these matters. Volatility resulting from these matters may decrease our ability to expand our Internet service provider operations in China, adversely affect Internet availability to Chinese consumers, create uncertainty regarding our operating climate and adversely affect our customers' advertising budgets, all of which may adversely impact our business.

IF THE CHINESE CURRENCY DEPRECIATES RELATIVE TO THE U.S. DOLLAR, THEN OUR REVENUES MAY DECLINE

Our reporting currency is the U.S. dollar. We anticipate that our revenues from operations within China will be earned in Chinese currency. Our revenues from domestic Chinese customers will decline in value if the Chinese currency depreciates relative to the U.S. dollar. Accordingly, our revenues may decrease if the Chinese currency depreciates relative to the U.S. dollar, with the result that our business operations and financial condition may be harmed.

IF INTERNET USE IN CHINA DOES NOT GROW, OUR BUSINESS WILL SUFFER

The Internet market in China is in an early stage of development. Our future success depends on the continued growth of the Internet in China. In addition, our future success depends on the number of Chinese consumers accepting and using the Internet increasing. Our business, financial condition and results of operations will be materially and adversely affected if Internet usage by resident Chinese does not continue to grow or grows more slowly than we anticipate. Internet usage in these markets may be inhibited for a number of reasons, including: (i) the cost of Internet access; (ii) the availability of telecommunications infrastructure; (iii) ease of use and language barriers; and
(iv) quality of service.

UNDERDEVELOPED TELECOMMUNICATIONS INFRASTRUCTURE MAY LIMIT THE GROWTH OF THE INTERNET IN CHINA AND ADVERSELY AFFECT OUR BUSINESS

Access to the Internet requires a relatively advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of China is not as well-developed as in the United States or Europe. The quality and continued development of the telecommunications infrastructure in China will have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in China in general. If further improvements to the Chinese telecommunications infrastructure are not made, the Internet will not gain broad market acceptance in China. If access to the Internet in China does not continue to grow or grows more slowly than we anticipate, our business, financial condition and results of operations will be materially and adversely affected.

IF WE ARE NOT ABLE TO EFFECTIVELY MANAGE OUR EXPANDING OPERATIONS, THEN OUR BUSINESS WILL BE HARMED

Our business plan anticipates that our business operations will undergo significant expansion as we establish our Internet service provider operations. This expansion will require that we hire additional personnel and establish offices in locations within China. We anticipate that this growth will place a significant strain on our managerial, operational and financial resources. To accommodate this growth, we must successfully find and train additional employees, acquire and implement new computer hardware and software systems and establish new offices. We may not succeed with these efforts. Our failure to expand in an efficient manner could cause our expenses to be greater than anticipated, our revenues to grow more slowly than expected and could otherwise have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL THAT ARE IN HIGH DEMAND, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS WILL SUFFER

We depend on the services of our senior management and key technical personnel. Our inability to attract and hire technical personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, our success is largely dependent on our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may not be able to attract the staff we need.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS, THEN WE MAY NOT BE ABLE TO ACHIEVE MARKET ACCEPTANCE AND OUR BUSINESS MAY BE HARMED

There are many companies that provide Internet service provider operations in China. Competition is intense and is expected to increase significantly in the future because there of the potential rewards of establishing successful Internet service provider operations in China. Competition could materially and adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing Internet service provider operations that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to respond to competition will have a material and adverse effect on our business, financial condition and results of operations.

         RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

IF WE EXPERIENCE UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES, THEN WE MAY EXPERIENCE REDUCED VISITOR TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

Once we commence operations, our business operations will depend on the continued, uninterrupted operation of the computer systems and networks that will operate our Web sites. These computer systems and networks are vulnerable to disruptions, such as system crashes, that could cause our Web sites to cease operation. If we experience delays and interruptions, we may lose customers with the result that we could experience a delay in achieving revenues or a decrease in revenues. We plan to maintain our computer servers in China and we will rely on telecommunication systems in China for the operation and use of our Web sites. If we fail to protect our systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins or other events, disruptions to our Internet service provider operations could have a material adverse effect on our business, financial condition and results of operations.

                       RISKS RELATED TO LEGAL UNCERTAINTY

WE  MAY  BECOME  SUBJECT  TO  BURDENSOME   GOVERNMENT   REGULATIONS   AND  LEGAL
UNCERTAINTIES AFFECTING THE INTERNET WHICH COULD ADVERSELY AFFECT OUR BUSINESS

Government regulation could slow the growth of the Internet in China. This could delay growth in demand for our Internet service operations and limit the growth of our revenues.

OUR STOCK PRICE MAY BE VOLATILE.

We anticipate that the market price of our common stock may be subject to wide fluctuations in response to several factors, such as:

1.    actual or anticipated variations in our results of operations;
2.    our ability or inability to generate new revenues;
3.    increased competition; and
4.    conditions and trends in the Internet and electronic commerce industries.

Further, we anticipate that our common stock may be traded on the Nasdaq OTC Bulletin Board. Companies traded on the OTC Bulletin Board have traditionally experienced extreme price and volume fluctuations. There is no assurance that our common stock will continue to be traded on the OTC Bulletin Board. If our common stock is traded on the OTC Bulletin Board, our stock price may be adversely impacted by factors that are unrelated or disproportionate to our operating performance. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES

In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.